FOR IMMEDIATE RELEASE



Contact:  James G. Powell
Phone:    515-791-8392



      NEWTON, IOWA--(Jan. 3, 1995)--Maytag Corporation announced today it has sold its Hoover operations in Australia and New Zealand to Southcorp Holdings Ltd., a diversified company headquartered in Adelaide, Australia. The agreement was signed late last Friday in Australia, and the effective date of the sale is retroactive to Dec. 1, 1994.
      According to the agreement, Southcorp will pay Maytag approximately $84 million (U.S.) in cash for Hoover Australia's laundry equipment, refrigeration and floor care products business. These operations will complement Southcorp's existing range and dishwasher business. Hoover Australia had 1993 sales of nearly $128 million (U.S.), and sales for 1994 were $143 million (U.S.) The sale does not involve Maytag's other Hoover operations, including those headquartered in the United States and United Kingdom.
      The sale will not have a significant impact on Maytag's
1995 earnings.
      In May of last year, Maytag announced its intention to divest its Hoover operations in Australia and New Zealand through an initial public stock offering. At that time, Maytag Chairman and CEO Leonard A Hadley said, "Our Australian operations are

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performing well, but we wish to concentrate our resources more on our core North American major appliance and floor care business."
      However, due to subsequent deterioration and weakness of the new issue equity market in Australia, on Sept. 30, 1994, Maytag announced that it would not proceed with the initial public stock offering. Talks with Southcorp regarding the outright purchase of Hoover Australia began shortly after that.
      Maytag is a leading appliance enterprise focused on five principal areas of home management: laundry, cooking, dishwashing, refrigeration and floor care. Vending equipment is an additional corporate business. Its appliance brands include Maytag, Hoover, Jenn-Air, Magic Chef and Admiral. Dixie-Narco is the corporation's vending equipment manufacturer.
      Headquartered in Newton, Iowa, Maytag has 18 manufacturing operations in five countries and approximately 19,500 employees worldwide.
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CPI9501